Exhibit 99.1

UGI Corporation Prices Upsized $610.0 Million Convertible Senior Notes Offering

VALLEY FORGE, Pa.—(BUSINESS WIRE)—June 6, 2024—UGI Corporation (NYSE: UGI) (The “Company” or “UGI”) today announced the pricing of its offering of $610,000,000 aggregate principal amount of 5.00% convertible senior notes due 2028 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering size was increased from the previously announced offering size of $600,000,000 aggregate principal amount of notes. The issuance and sale of the notes are scheduled to settle on June 11, 2024, subject to customary closing conditions. UGI also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $90,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of UGI and will accrue interest at a rate of 5.00% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2024. The notes will mature on June 1, 2028, unless earlier repurchased or converted. Before March 1, 2028, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after March 1, 2028, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. UGI will settle conversions in cash and, if applicable, shares of its common stock. The initial conversion rate is 36.2319 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $27.60 per share of common stock. The initial conversion price represents a premium of approximately 20.0% over the last reported sale price of $23.00 per share of UGI’s common stock on June 6, 2024. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will not be redeemable at UGI’s election before maturity.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require UGI to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

UGI estimates that the net proceeds from the offering will be approximately $593.0 million (or approximately $680.9 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and UGI’s estimated offering expenses. UGI intends to use the net proceeds from the offering to refinance existing indebtedness of UGI, including under UGI’s senior credit facility, and its subsidiaries and, for general corporate purposes.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About UGI Corporation

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering and the expected amount and intended use of the net proceeds. Forward-looking statements represent UGI’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to UGI’s business, including those described in periodic reports that UGI files from time to time with the SEC. UGI may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and UGI does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Relations

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Tameka Morris, ext. 6297

Arnab Mukherjee, ext. 7498